Exhibit 99.1

Fleetwood Enterprises Inc. • 3125 Myers Street • Riverside, CA 92503-5527

Contact: Lyle Larkin, Vice President—Treasurer (951) 351-3535 • Kathy A. Munson, Director—Investor Relations (951) 351-3650

FLEETWOOD ANNOUNCES OFFERING OF 12,000,000 SHARES OF COMMON STOCK

Riverside, Calif., June 19, 2008 - Fleetwood Enterprises, Inc. (NYSE: FLE) announced today that it intends to commence an underwritten public offering of 12,000,000 shares of its common stock. The Company expects to grant the underwriter a 30-day option to purchase up to 1,800,000 additional shares of common stock from Fleetwood. The Company expects to use the net proceeds from the offering to repay a portion of its 5% Senior Secured Convertible Debentures outstanding and for general corporate purposes.

Lehman Brothers is the sole underwriter for the offering. When available, copies of the preliminary prospectus supplement and related prospectus may be obtained from Lehman Brothers, c/o Broadridge, 1155 Long Island Avenue, Edgewood, New York 11717 (fax: (634) 254-7140 or email: qiana.smith@broadridge.com).

This offering will be made pursuant to the Company’s shelf registration statement previously filed with the Securities Exchange Commission (“SEC”) and declared effective on September 13, 2005.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Fleetwood

Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that we will regain sustainable profitability in the foreseeable future; the effect of ongoing weakness in both the manufactured housing and recreational vehicle markets; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, availability of financing generally, and other factors that can have a negative impact on consumer confidence, which in turn may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies and to meet the repayment terms of our outstanding convertible debt instruments, including the $100 million 5% convertible senior subordinated debentures, which the Company may have to repurchase in December 2008; potential dilution associated with future equity financings we may undertake to raise additional capital; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the volatility of our stock price; repurchase agreements with floorplan lenders, which could result in increased costs; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries.

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